WARNING: THE EDGAR SYSTEM ENCOUNTERED ERROR(S) WHILE PROCESSING THIS SCHEDULE.

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Exhibit 27.  Financial Data Schedule
<ARTICLE>    5

                                Tower Air, Inc.
                            Financial Data Schedule
                   Pursuant to Item 601(c) of Regulation S-K

      This schedule contains summary financial information extracted from the financial statements included in the Form 10-K for the fiscal year ended December 31, 1996.

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Item Number                   Item Description                     Amount

5-02(1)          Cash and Cash Items                           $  2,968,000
5-02(2)          Marketable Securities                              275,000
5-02(3)(a)(1)    Notes and Accounts Receivable-Trade             29,113,000
5-02(4)          Allowances for Doubtful Accounts                 1,201,000
5-02(6)          Inventory                                                0
5-02(9)          Total Current Assets                            42,654,000
5-02(13)         Property, Plant and Equipment                  353,525,000
5-02(14)         Accumulated Depreciation                       135,467,000
5-02(18)         Total Assets                                   263,255,000
5-02(21)         Total Current Liabilities                      126,850,000
5-02(22)         Bonds, Mortgages and Similar Debt               85,010,000
5-02(28)         Preferred Stock-Mandatory Redemption                     0
5-02(29)         Preferred Stock-No Mandatory Redemption                  0
5-02(30)         Common Stock                                       155,000
5-02(31)         Other Stockholder's Equity                       56,183,00
5-02(32)         Total Liabilities and Stockholders' Equity     263,255,000
5-03(b)1(a)      Net Sales of Tangible Products                           0
503(b)1          Total Revenues                                 417,819,000
5-03(b)2(a)      Cost of Tangible Goods Sold                              0
5-03(b)2         Total Costs and Expenses Applicable to
                   Sales and Revenues                           441,345,000
5-03(b)3         Other Costs and Expenses                                 0
5-03(b)5         Provision for Doubtful Accounts and Notes                0
5-03(b)(8)       Interest and Amortization of Debt Discount       8,114,000
5-03(b)(10)      Income Before Taxes and Other Items            (32,389,000)
5-03(b)(11)      Income Tax Expense                             (11,506,000)
5-03(b)(14)      Income/Loss Continuing Operations              (20,883,000)
5-03(b)(15)      Discontinued Operations                                  0
5-03(b)(17)      Extraordinary Items                                      0
5-03(b)(18)      Cumulative effect-Changes in Accounting
                 Principles                                               0
5-03-(b)(19)     Net Income or Loss                             (20,883,000)
5-03-(b)(20)     Earnings Per Share-Primary                           (1.37)
5-03(b)(20)      Earnings Per Share-Fully Diluted                     (1.37)



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